21700 Barton Road P.O. Box 150 Colton, California 92324	Exhibit 99.5 Contact: Phil Smith Stater Bros. Holdings Inc. (909) 783-5287

P R E S S  R E L E A S E
For Immediate Release
Wednesday, June 2, 2004

STATER BROS. HOLDINGS INC. ANNOUNCES
PRICING OF TENDER OFFER

COLTON, California (June 2, 2004) — Stater Bros. Holdings Inc. (“Stater Bros.” or the “Company”) announced today the pricing terms of its previously announced tender offer and consent solicitation (the “Offer”) for any and all of its outstanding $449,750,000 aggregate principal amount of 10-3/4% Senior Notes due 2006, CUSIP No. 857555AH9 (the “Notes”).

The reference U.S. Treasury is the 6% U.S. Treasury Note due August 15, 2004 (the “Reference Note”), and the Reference Note yield is 1.138%. The total consideration per $1,000 principal amount of Notes validly tendered in the Offer prior to the Consent Payment Deadline is $1,042.48, of which $30.00 is a consent payment. Holders tendering after the Consent Payment Deadline but on or prior to the Expiration Date will receive $1,012.48 per $1,000 principal amount of Notes validly tendered. In addition, tendering holders of the Notes will receive accrued interest up to but not including the settlement date. The settlement date is scheduled to be June 16, 2004.

The Offer is scheduled to expire at 9:00 a.m., New York City time, on Wednesday, June 16, 2004, unless extended or earlier terminated. The offer is subject to the satisfaction of certain conditions, including the receipt of financing. The terms of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated May 14, 2004, copies of which may be obtained from Global Bondholder Services Corporation, the information agent for the offer, at (866) 794-2200 (US toll free) and (212) 430-3774 (collect).

Banc of America Securities LLC is the exclusive dealer manager and solicitation agent in connection with the offer. Questions regarding the offer may be directed to Banc of America Securities LLC, High Yield Special Products, at (888) 292-0070 (US toll-free) and (704) 388-4813 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated May 14, 2004.

Company Information and Forward Looking Statements

Stater Bros. Holdings Inc., located in Colton, California, is a leading supermarket chain in Southern California and operates 158 supermarkets under the name of Stater Bros. Markets, its wholly owned subsidiary (“Markets”). Markets also owns and operates Santee Dairies. Stater Bros. has grown primarily by constructing supermarkets in its primary trading areas, as well as through the enlargement of existing supermarkets and through a strategic acquisition in August 1999 of 43 supermarkets in Southern California. Stater Bros.’ supermarkets offer its customers a high level of customer service and broad selections of grocery, meat, produce, liquor and general merchandise. All of the Stater Bros.’ supermarkets have expanded selections of produce and full service meat departments. Nearly all of the supermarkets have hot service delicatessens and many have bakery departments and fresh seafood counters. Stater Bros. utilizes centralized warehouse and distribution facilities that provide its supermarkets with approximately 77% of the volume of the merchandise they offer for sale. For more information on Stater Bros. Holdings Inc., please visit Stater Bros’ website at http://www.staterbros.com

This press release contains statements regarding beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Factors that could cause results to differ are described in filings made from time to time by Stater Bros. Holdings Inc. with the Securities and Exchange Commission. Stater Bros. Holdings Inc. takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.